SHARE PURCHASE AGREEMENT

BY AND BETWEEN

HONGQI LI

AND

YIQUAN CHEN

DATED

October ___21___, 2010

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into as of October 21, 2010, by and among Hongqi Li (the "Seller") and Yiquan Chen (the "Buyer"). The Buyer and the Seller are referred hereto individually as a "Party" and collectively as the "Parties."

WHEREAS, the Seller wishes to issue and sell to the Buyer 458,525 ordinary shares (such acquired shares, the "Shares"), $0.0185 par value per share, of Recon Technology, Ltd, a Cayman Islands exempted company (the "Company") on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Buyer wishes to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations and warranties herein contained, the Parties agree as follows.

1. Purchase and Sale of Shares.

(a) Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares for the Purchase Price indicated in subsection (b) below.

(b) Purchase Price. Each Party agrees that the aggregate purchase price for the Shares will be $2,200,000 (the "Purchase Price"), at $4.797994 per ordinary share.

(c) Delivery. The Seller shall cause a certificate for the Shares to be transferred to the Buyer at the Buyer's address indicated in Section 3(e) below. In exchange for the Shares, the Buyer shall deliver to the Seller the Purchase Price by electronic wire of immediately available funds or any other method acceptable to the Seller in his sole and absolute discretion. The delivery of both the certificate for the Shares and the Purchase Price shall take place within three days after the execution of this Agreement or before such other date as the Buyer and the Seller may mutually determine.

2. Representations and Warranties of the Buyer.

(a) The Buyer represents and warrants that the sale of Shares has not been reviewed by the U.S. Securities Exchange Commission (the "SEC") and that the Shares are being sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act").

(b) The Buyer represents and warrants that he is able to fend for himself, can bear the economic risk of this investment, and has such knowledge and experience in financial or

business matters such that he is capable of evaluating the merits and risks of the investment in the Shares.

(c) The Buyer represents and warrants that he has received all the information he considers necessary or appropriate for deciding whether to purchase the Shares, has had full opportunity to review the Company's periodic filings with SEC and additional information regarding the business and financial condition of the Company, has had an opportunity to ask questions and receive answers from the Company regarding its business, properties, prospects and financial condition, and has had full opportunity to discuss the above information with his legal and financial advisers prior to the execution of this Agreement.

(d) The Buyer represents and warrants that he understands the Shares he is purchasing are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Buyer represents that he is familiar with the Securities Act, as presently in effect, and understands the resale limitations imposed thereby.

(e) The Buyer acknowledges and agrees that all certificates representing the Shares will be endorsed with the following legend in accordance with the Securities Act:

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

(f) The Buyer represents and warrants that he is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that he has no present intention of selling, granting and participation in, or otherwise distributing the same. The Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

3. **Miscellaneous**.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder.

(c) Counterparts. This Agreement may be executed in one or more facsimiles or original counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Notices. All notices and communications hereunder will be in writing, and shall be deemed duly given if (and then seven business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller: Hongqi Li
15B10, Rock Time Centre B
103 Huizhong Li, Chaoyang District
Beijing 100101
People's Republic of China

If to the Buyer: Yiquan Chen
Room 301
No.12 Dongchuan Rd, Yuexiu District
Guangzhou, Guangdong 510100
People's Republic of China

(f) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Jurisdiction and venue in any action arising under or related to this Agreement shall lie exclusively in the courts located in the Commonwealth of Virginia.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(h) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(i) Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or

burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

By: ______________________
Name: Hongqi Li

BUYER:

By: Yiquan Chen
Name: Yiquan Chen